UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary information statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive information statement

Halcón Resources Corporation
(Name of Registrant as Specified in its Charter)

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	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction: $

	(5)	Total fee paid: $

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(4)	Date Filed:

HALCÓN RESOURCES CORPORATION

1000 LOUISIANA, SUITE 6700

HOUSTON, TEXAS 77002

March 23, 2012

Dear Stockholder:

This information statement is being furnished to the holders of common stock of Halcón Resources Corporation, to provide our stockholders with notice of corporate action effected by us on March 5, 2012.

On March 5, 2012, we issued 4,444.4511 shares of our 8% Automatically Convertible Preferred Stock (the “preferred stock”) in a private placement to a group of institutional and selected other accredited investors in exchange for approximately $400 million in cash. These shares of preferred stock are automatically convertible into an aggregate of 44,444,511 shares of our common stock.

Halcón Resources LLC, which holds a majority of our outstanding common stock, approved the issuance of the common stock issuable upon conversion of the preferred stock by written consent as permitted by the Delaware General Corporation Law and our bylaws. The conversion of the preferred stock into common stock will automatically occur on the twentieth calendar day after we mail this information statement to our stockholders, or about April 19, 2012.

We are furnishing this information statement to provide you with important information about this matter. Please read this information statement carefully. We thank you for your continued support.

Floyd C. Wilson Chairman of the Board, President and Chief Executive Officer

HALCÓN RESOURCES CORPORATION 1000 LOUISIANA, SUITE 6700 HOUSTON, TEXAS 77002

March 23, 2012

INFORMATION STATEMENT AND NOTICE OF ACTIONS TAKEN WITHOUT A MEETING

SUMMARY

We are furnishing this information statement and notice of actions taken without a meeting to our stockholders in connection with the approval by our board of directors of the matters described below and the subsequent approval of these matters by written consent of the holder of a majority of our outstanding common stock. All corporate approvals in connection with these matters have been obtained and this information statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Delaware General Corporation Law and our bylaws.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The record date for determining stockholders entitled to receive this information statement has been established as the close of business on March 22, 2012. On that date, there were 99,381,476 shares of our common stock, par value $0.0001 per share (“common stock”), and 4,444.4511 shares of our 8% Automatically Convertible Preferred Stock, par value $0.0001 per share (“preferred stock”), issued and outstanding.

ACTIONS APPROVED BY WRITTEN CONSENT

The corporate actions described in this information statement were approved by the written consent of the holder of a majority of our outstanding common stock, par value $0.0001 per share, in accordance with the Delaware General Corporation Law and our bylaws. Only holders of our common stock were entitled to vote on matters submitted to our stockholders.

On February 29, 2012, Halcón Resources LLC (“Halcón LLC”), the holder of a majority of our outstanding common stock, approved by written consent the issuance of shares of common stock underlying the shares of our preferred stock. On that date, there were 99,521,769 shares of our common stock issued and outstanding.

The conversion of the preferred stock into common stock will automatically occur on the twentieth day after this information statement is mailed to our stockholders. This information statement is being mailed to stockholders on or about March 30, 2012.

FORWARD-LOOKING STATEMENTS

The information discussed in this information statement, our filings with the Securities and Exchange Commission (the “SEC”) and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in or incorporated by reference into this information statement that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	volatility in commodity prices for oil and natural gas;

•	our ability to successfully identify and acquire oil and natural gas properties, prospects and leaseholds, including undeveloped acreage in new and emerging resource plays;

•	our ability to successfully integrate acquired oil and natural gas businesses and operations;

•	our ability to profitably deploy our capital;

•	management’s ability to execute our plans to meet our goals;

•	exploration and development risks;

•	our ability to attract and retain key members of senior management and key technical employees;

•	competition, including competition for acreage in resource play areas;

•	the possibility that our industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	our ability to replace oil and natural gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

•	social unrest, political instability, armed conflict, or acts of terrorism or sabotage in oil and natural gas producing regions, such as the Middle East or our markets; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

ACTIONS BY WRITTEN CONSENT

Issuance of Shares of Our Common Stock Upon Conversion of Our Preferred Stock

On February 15, 2012, our Board approved the private offering and issuance of our preferred stock. On March 5, 2012, we sold 4,444.4511 shares of our preferred stock at $90,000.00 per share for gross proceeds of approximately $400.0 million. Each share of preferred stock is convertible into 10,000 shares of common stock, or 44,444,511 shares in the aggregate, which would represent approximately 24.6% of our fully diluted common stock. Because our common stock is currently traded on the Nasdaq Global Market and we are therefore subject to Nasdaq Marketplace Rule 5635(d), we must obtain stockholder approval before issuing common stock equal to 20% or more of our outstanding common stock. Please note that we intend to transfer the listing of our common stock to the New York Stock Exchange on March 26, 2012. See “Where You Can Find More Information; Incorporation by Reference.” Pursuant to Section 228 of Delaware General Corporation Law, the written consent of the holders of shares of our outstanding capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such meeting. On February 29, 2012, Halcón LLC, the holder of 73,333,334 shares of our common stock, representing a majority of our then outstanding voting power, approved by written consent the issuance of common stock upon conversion of all shares of preferred stock.

No Further Stockholder Action Needed

As a result of the written consent, stockholder approval of the issuance of our common stock upon conversion of the outstanding preferred stock has been obtained. We were not required under the Delaware General Corporation Law, our certificate of incorporation or our bylaws to obtain stockholder approval to issue the preferred stock. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained and no further votes will be needed. The conversion of the preferred stock into common stock will automatically occur on the twentieth day after we mail this information statement to our stockholders, or about April 19, 2012. Our board of directors does not intend to solicit any proxies or consents in connection with the foregoing actions.

This information statement is furnished solely for the purpose of informing stockholders regarding the actions taken by written consent and is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Exchange Act.

Reasons for the Actions Taken

We sold 4,444.4511 shares of preferred stock for an aggregate price of approximately $400.0 million. We intend to use the net proceeds received from this private offering for general corporate purposes, which may include, but are not limited to, leasing or acquiring acreage, seismic data, drilling and completion and the acquisition of assets or existing operating companies.

Effects of the Proposed Issuance

The issuance of a significant amount of common stock upon conversion of our preferred stock may adversely affect the price of our common stock. We have agreed to file a registration statement to permit the public resale of the shares of common stock underlying the preferred stock. Also, in connection with our February 8, 2012 recapitalization by Halcón LLC, we agreed to file a registration statement to permit the public resale of certain shares of common stock held by Halcón LLC. The influx of such a substantial number of shares into the public market could have a significant negative effect on the trading price of our common stock. As of March 5, 2012, approximately 99.4 million shares of common stock were outstanding, and approximately 36.7 million shares of common stock were issuable upon exercise of the warrants owned by Halcón LLC. Halcón LLC also has the right to acquire approximately 61.1 million shares of common stock, subject to adjustment, after February 8, 2014 upon conversion of a convertible note. An additional approximate 44.4 million shares of common stock will be outstanding upon automatic conversion of the outstanding preferred stock. Issuance of these shares of common stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. In recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may also have a negative effect on the market price of our common stock.

NO DISSENTER’S RIGHTS

The corporate action described in this information statement will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN

No person who has been an officer or director of Halcón since the beginning of January 1, 2012, nor any associate of such person, has any substantial interest by security holding or otherwise in the issuance of the shares of common stock underlying the outstanding shares of our preferred stock.

THE COMPANY

We are an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States. Our producing properties are located in highly prolific basins with long histories of oil and natural gas operations. We have been active in our core producing areas of Texas, Oklahoma and Louisiana since our inception in 1987 and have grown through a balanced strategy of acquisitions, development and exploratory drilling. Through December 31, 2011, we have drilled or participated in the drilling of 907 gross oil and natural gas wells, approximately 94% of which were successfully completed and produced hydrocarbons in commercial quantities. Our management team has extensive technical and operating expertise in all areas of our geographic focus.

Our oil and natural gas assets are characterized by a combination of developing and mature reserves and properties. We have mature oil and natural gas reserves located primarily in Wichita, Wilbarger and Starr Counties, Texas, Pontotoc County, Oklahoma, and in several parishes in Louisiana.

As of December 31, 2011, our estimated net proved reserves were 21.1 MMBoe, of which approximately 59% were crude oil, 32% were natural gas, and 9% were natural gas liquids, or NGLs, based on benchmark prices of $96.19 per Bbl of oil and $4.12 per Mcf of natural gas. The benchmark prices reflect the unweighted arithmetic average of the first-day-of-the-month price for oil and natural gas during each month of 2011, as required by SEC Release No. 33-8995, “Modernization of Oil and Gas Reporting,” effective December 31, 2009. At December 31, 2011, our proved developed reserves comprised 64% of our total proved reserves.

At December 31, 2011, we owned interests in approximately 4,000 gross wells and were the operator of leases upon which approximately 3,200 of these wells are located. We also own a drilling rig, various gathering systems, a natural gas processing plant, service rigs and a supply company that services our properties.

During the twelve months ended December 31, 2011, we drilled or participated in the drilling of 61 gross wells on our oil and natural gas properties, 49 of which were successfully completed as producing wells, five of which were abandoned wells and seven of which were either drilling or waiting to be completed at the end of that period. For the twelve months ended December 31, 2011, we produced 1,504 MBoe, averaging approximately 4,100 Boe per day.

We are a Delaware corporation formerly known as “RAM Energy Resources, Inc.” Our principal offices are located at 1000 Louisiana Street, Suite 6700, Houston, Texas 77002, telephone number (832) 538-0300, and our website can be found at www.halconresources.com. Unless specifically incorporated by reference in this information statement, information that you may find on our website is not part of this information statement.

RECENT DEVELOPMENTS

Halcón Transaction

On February 8, 2012, we consummated a transaction under a securities purchase agreement with Halcón LLC (the “Halcón Transaction”) pursuant to which we issued to Halcón LLC $275.0 million of common stock, a $275.0 million principal amount 8% senior convertible note due 2017 and warrants to purchase 36,666,667 additional shares of our common stock. Halcón LLC is owned by our new management team, including Mr. Floyd C. Wilson, and several energy private equity firms, including EnCap Investments L.P., Liberty Energy Holdings LLC and Mansefeldt Investment Corp.

Upon the closing of the Halcón Transaction, all of our former executive officers resigned and were replaced by Floyd C. Wilson, as Chairman, Chief Executive Officer and President, and Mark J. Mize, as Executive Vice President, Chief Financial Officer and Treasurer. In addition, all of our former directors resigned from the board and were replaced by Messrs. Wilson, David B. Miller, E. Murphy Markham IV, Mark A. Welsh IV, Daniel A. Rioux, Tucker S. Bridwell, James L. Irish III, Thomas R. Fuller, Stephen P. Smiley and James W. Christmas. On February 9, 2012, our stock began trading under the symbol “HK” on the Nasdaq Global Market. On February 10, 2012, a one-for-three reverse stock split of our common stock became effective.

In connection with the closing of the Halcón Transaction, we entered into a Senior Revolving Credit Agreement (the “Credit Agreement”) with J.P. Morgan Chase Bank, N.A., as administrative agent, and the other lenders named therein on February 8, 2012. The Credit Agreement provides for a $500.0 million facility with an initial borrowing base of $225.0 million. Amounts borrowed under the Credit Agreement will initially mature on February 8, 2017. The borrowing base will be redetermined semi-annually, with the company and the lenders each having the right to one interim unscheduled redetermination between any two consecutive semi-annual redeterminations. The adjustment will be based on our oil and natural gas properties, proved reserves, total indebtedness, and other relevant factors consistent with customary oil and gas lending criteria. The borrowing base is subject to a reduction equal to the product of 0.25 multiplied by the stated principal amount (without regard to any initial issue discount) of any notes or other long-term debt securities that we may issue. As of March 22, 2012, we had no borrowings outstanding and available borrowing capacity of $225.0 million under the Credit Agreement.

For additional information regarding the Halcón Transaction, including the Credit Agreement, please read “The Halcón Transaction” and refer to the definitive Information Statement on Schedule 14C filed by the company with the SEC on January 18, 2012 and the Current Report on Form 8-K filed by the company with the SEC on February 9, 2012, as amended by the Current Report on Form 8-K/A filed by the company with the SEC on February 14, 2012.

Preferred Stock

On March 5, 2012, we completed a private offering of 4,444.4511 shares of 8% Automatically Convertible Preferred Stock pursuant to the private placement exemption from registration provided in Regulation D, Rule 506, and under Section 4(2) of the Securities Act. We received gross proceeds of approximately

$400 million from the sale of our preferred stock. We paid the placement agents a cash fee of approximately $14 million for providing services as placement agents with respect to these shares. It is estimated that the total of all costs, expenses and fees in connection with the private offering, including the placement agent’s reasonable out-of-pocket expenses, will be approximately $14.4 million.

We expect the shares of our preferred stock to convert into shares of our common stock on or about April 19, 2012. However, if such conversion has not occurred on or before May 31, 2012, holders of our shares of preferred stock are entitled to receive quarterly dividends accruing from the date of initial issuance at a rate of 8% per annum. If a cash dividend is not declared and paid on any dividend payment date, then the liquidation price per share of preferred stock will be increased by the amount of the unpaid dividend. An increase in the liquidation price will have the effect of increasing the number of shares of common stock into which the preferred stock is convertible, the price at which it is redeemable and the amount of the liquidation preference. Upon such an increase in the liquidation price, we will have no further obligation with respect to the dividend that was accrued and payable with respect to the applicable dividend payment date.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of preferred stock will be entitled to receive a liquidation preference equal to the original issuance price, plus the amount attributable to any increase in the liquidation preference as described under “Description of Capital Stock—Automatically Convertible Preferred Stock—Dividend Rights,” together with any accrued and unpaid dividends to the date of payment, before any payment or distribution is made to holders of common stock or other junior securities. We will be required to redeem all of the outstanding shares of preferred stock if the preferred stock has not been converted into common stock on or before February 9, 2018. The holders of the preferred stock generally have no consent or voting rights except as required by law or described below. If the automatic conversion has not occurred by September 1, 2012, the holders of the preferred stock, voting separately as a class, will be entitled to elect two additional members to our board of directors. In addition, we may not, without the approval of the holders of two-thirds of our outstanding preferred stock, amend our certificate of incorporation, certificate of designation or bylaws in a manner that would adversely impact the holders of our preferred stock, authorize, issue or increase the authorized amount of any senior or parity securities, increase or decrease the authorized number of shares of our preferred stock, or liquidate or enter into any agreement regarding a change of control without providing for the redemption of our preferred stock.

The shares of preferred stock and the common stock issuable upon conversion thereof have not been registered under the Securities Act or any state securities laws, and absent an effective registration statement, may not be offered or sold except to us or our subsidiaries or to a “qualified institutional buyer” (as defined in Rule 144A) pursuant to an exemption from registration. We have entered into a registration rights agreement for the benefit of the holders of our shares of common stock issued upon conversion of the preferred stock sold in the private offering, pursuant to which we have agreed to use commercially reasonable efforts to (i) file with the SEC within 30 days after March 5, 2012, a registration statement covering resales of common stock issuable upon conversion of the preferred stock, and (ii) use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 90 days after it is filed. In the event the registration statement is not declared effective before July 3, 2012, (a) if the preferred stock has been converted into common stock, we will pay each holder of preferred stock an aggregate amount in cash equal to 0.0333% of the price at which we sold the preferred stock multiplied by the aggregate number of shares of preferred stock that were held of record by such holder prior to conversion and (b) if the preferred stock has not converted to common stock, pay each record holder of shares of preferred stock an aggregate amount in cash equal to 0.0165% of the price at which we sold the preferred stock multiplied by the aggregate number of shares of preferred stock held of record by such holder.

For additional information about the terms of our shares of preferred stock and other outstanding capital stock, see “Description of Capital Stock.” For additional information about the terms of the registration rights agreement applicable to the shares of common stock issued upon conversion of the preferred stock, see “Registration Rights.”

MANAGEMENT

Information regarding our current directors and executive officers is described in the definitive Information Statement on Schedule 14C filed by the company with the SEC on January 18, 2012 in the section entitled “Director and Executive Officer Information” beginning on page 55, which is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock (i) as of March 5, 2012, and (ii) as adjusted to reflect the issuance of 44,444,511 shares of common stock upon conversion of the 4,444.4511 outstanding shares of our preferred stock, by:

•	each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

As of March 5, 2012, approximately 99.4 million shares of our common stock were outstanding.

	Before Conversion of Preferred Stock		After Conversion of Preferred Stock
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)	Number of Shares(1)	Percent of Class(1)
Halcón Resources LLC(2)(3)	110,000,001	80.9%	110,000,001	60.9%
Floyd C. Wilson(4)	-0-	*	-0-	*
Mark J. Mize(4)	-0-	*	-0-	*
David B. Miller(3)(5)	110,000,001	80.9%	110,000,001	60.9%
E. Murphy Markham IV(5)	-0-	*	-0-	*
Mark A. Welsh IV(5)	-0-	*	-0-	*
Daniel A. Rioux(6)	-0-	*	-0-	*
Tucker S. Bridwell(4)	-0-	*	-0-	*
James L. Irish III(4)	-0-	*	-0-	*
Thomas R. Fuller(4)	-0-	*	-0-	*
Stephen P. Smiley(4)	-0-	*	-0-	*
James W. Christmas(4)	-0-	*	-0-	*
Jefferies & Company, Inc.(7)	5,732,789	5.8%	5,732,789	3.2%
All directors and executive officers as a group (11 individuals)	110,000,001	80.9%	110,000,001	60.9%

*	Less than 1%

(1)	Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Shares of common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder.

(2)	Halcón LLC’s business address is 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

(3)

Includes a warrant to purchase 36,666,667 shares of common stock exercisable within 60 days after the date hereof owned by Halcón LLC. EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”) owns a majority of the membership interests in Halcón LLC and has the contractual right to nominate a majority of the members of the board of managers of Halcón LLC. EnCap Fund VIII may be deemed to beneficially own all of the reported securities held by Halcón LLC. EnCap Fund VIII is controlled indirectly by David B. Miller, Gary R. Petersen, D. Martin Phillips and Robert L. Zorich. Messrs. Miller, Petersen, Phillips and Zorich are members of RNBD GP LLC (“RNBD”) and any action taken by RNBD to dispose or acquire securities has to be unanimously approved by all four members. RNBD is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P., which is the general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”), which is the general partner of EnCap Fund VIII. Messrs. Miller, Petersen, Phillips and Zorich, RNBD, EnCap Investments GP, EnCap Investments L.P. and EnCap Fund VIII GP may be deemed to share dispositive power over the securities held by Halcón LLC; thus, they may also be deemed to be the beneficial owners of these securities. Each of Messrs. Miller, Petersen, Phillips and Zorich, RNBD, EnCap Investments GP, EnCap Investments L.P., EnCap Fund VIII GP and EnCap Fund VIII disclaims beneficial ownership of the reported securities in excess of such entity’s or person’s respective pecuniary interest in the securities.

(4)	The business address of this person is 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

(5)	The business address of this person is 3811 Turtle Creek Blvd., Suite 1080, Dallas, Texas 75219.

(6)	The business address of this person is 175 Berkeley Street, Boston, Massachusetts 02116.

(7)	Reflects shares beneficially owned by (i) Jefferies & Company, Inc. (“Jefferies”), (ii) Jefferies Group, Inc. (“Jefferies Group”), (iii) Jefferies High Yield Trading, LLC (“Trading”) and (iv) Jefferies High Yield Holdings, LLC (“Holdings”) as reported on a Schedule 13D/A filed by Jefferies on January 17, 2012 but giving effect to the one-for-three reverse stock split effective as of February 10, 2012. The business address of Jefferies and Jefferies Group is 520 Madison Ave., 12th Floor, New York, NY 10022. The business address of Trading and Holdings is The Metro Center, One Station Place, Three North, Stamford, Connecticut 06902. Beneficial ownership among these parties is as follows:

•

Jefferies may be deemed to be the beneficial owner of 5,732,789 shares of our stock. This number consists of (i) 748,105 shares of our stock held for its own account, and (ii) 4,984,684 shares of our stock held for the account of Trading.

•

Jefferies Group may be deemed to be the beneficial owner of 5,732,789 shares of our stock. This number consists of (i) 748,105 shares of our stock held for the account of Jefferies, and (ii) 4,984,684 shares of our stock held for the account of Trading.

•	Trading may be deemed to be the beneficial owner of 4,984,684 shares of our stock. This number consists of 4,984,684 shares of our stock held for its own account.

•	Holdings may be deemed to be the beneficial owner of 4,984,684 shares of our stock. This number consists of 4,984,684 shares of our stock held for the account of Trading.

None of the parties admits that Jefferies, Trading, Holdings, or Jefferies Group is, for purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owner of any shares not held directly for the account of each such entity.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificate of designation) and bylaws. Copies of our certificate of incorporation (including our certificate of designation) and bylaws have been filed with the SEC and are incorporated by reference into this information statement. Please read “Where You Can Find More Information; Incorporation by Reference.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Authorized Capital Stock

Our authorized capital stock consists of 366,666,666 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of March 5, 2012, we had approximately 99.4 million shares of common stock and 4,444.4511 shares of preferred stock outstanding.

Selected provisions of our organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to our periodic filings with the SEC and incorporated by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

Other rights. Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Automatically Convertible Preferred Stock

Each share of preferred stock will automatically convert into 10,000 shares of common stock and each fractional share of preferred stock will convert into a proportionate number of shares of common stock on the day following the occurrence of certain events described below. If conversion has not occurred on or before May 31, 2012, holders of the preferred stock will be entitled to receive quarterly dividends accruing from the date of initial issuance at a rate of 8% per annum. The following discussion summarizes some, but not all, provisions of the certificate of designation governing the preferred stock. A copy of the certificate of designation governing the preferred stock is filed with the SEC as Exhibit 3.1 to our Form 8-K filed on March 5, 2012.

Ranking. The preferred stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up:

•	Junior to any other class or series of stock that has terms providing that such class or series will rank senior to the preferred stock;

•	On parity with any other class or series of stock that has terms providing that such class or series will rank on a parity with the preferred stock (which we refer to as “parity securities”); and

•

Senior to our common stock, and each other class or series of stock that has terms providing that such class or series will rank junior to the preferred stock (which we refer to as “junior securities”).

Dividend Rights. No dividends will be payable on the preferred stock if automatic conversion occurs on or before May 31, 2012. See “—Conversion.” However, if the preferred stock has not been converted into common stock on or before May 31, 2012, then each holder of preferred stock will be entitled to receive dividends at an annual rate of 8% of the initial liquidation price per share from the date of issuance. If a cash dividend is not declared and paid on any dividend payment date, then the liquidation price per share of preferred stock will be increased by the amount of the unpaid dividend. An increase in the liquidation price will have the effect of increasing the number of shares of common stock into which the preferred stock is convertible, the price at which it is redeemable and the amount of the liquidation preference. Upon such an increase in the liquidation price, we will have no further obligation with respect to the dividend that was accrued and payable with respect to the applicable dividend payment date.

Dividends will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2012 (each, a “dividend payment date”), to holders of record as they appear in our stock records at the close of business on the tenth business day immediately preceding the respective dividend payment date, or such other record date as may be fixed by our board of directors in advance of a dividend payment date. Dividends payable on shares of preferred stock for any period other than a full quarterly period are computed on the basis of a 360-day year consisting of twelve 30-day months.

We may not, without the prior consent of the holders of a majority of the preferred stock voting as a separate class, declare or pay any dividend or distribution, whether in liquidation or otherwise, to the holders of, or purchase, redeem or otherwise acquire for value prior to its stated maturity:

•	Any junior securities, or

•

Any parity securities, unless such dividends or distribution is allocated (i) to pay all accrued and unpaid dividends on the preferred stock and the parity securities, pro rata, based on the unpaid amount thereof, if there are any accrued and unpaid dividends on the preferred stock or such parity securities, and (ii) to pay the holders of preferred stock and the parity securities, pro rata based on their respective liquidation preferences, if there are no accrued and unpaid dividends on the preferred stock or such parity securities.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of preferred stock will be entitled to receive a liquidation preference equal to the original issuance price, plus the amount attributable to any increase in the liquidation preference as described under “—Dividend Rights,” together with any accrued and unpaid dividends to the date of payment, before any payment or distribution is made to holders of common stock or other junior securities. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to shares of preferred stock and all parity securities are not paid in full, the holders of shares of preferred stock and the holders of the parity securities will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid dividends to which each such holder is entitled.

Unless the holders of two-thirds of the outstanding preferred stock agree otherwise, each of the following events would be deemed a liquidation, dissolution or winding up for purposes of determining the rights of holders of preferred stock:

•	The sale of substantially all of our assets (or our approval to do so);

•	Approval by our stockholders of our merger or consolidation with another entity in certain circumstances; or

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The acquisition by any person or group, other than a holder of 5% or more of our common stock on the initial issue date of the preferred stock, of securities (excluding shares of common stock issuable upon conversion of the preferred stock) representing more than 35% of the voting power of our equity securities.

Conversion. The preferred stock will automatically convert into common stock on the 20th calendar day after we mail this information statement to our stockholders notifying them that our majority stockholder has consented to the issuance of common stock upon conversion of the preferred stock. In accordance with Nasdaq Marketplace Rule 5635(d), our majority stockholder, prior to the sale of shares of preferred stock in the private offering, consented to the issuance of common stock upon conversion of the preferred stock.

Each share of preferred stock will be convertible into a number of shares of common stock determined by dividing the liquidation preference of the preferred stock, which is equal to the liquidation price plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price. Initially, the liquidation price is equal to the initial issue price of the preferred stock, or $90,000.00, and the conversion price is $9.00. Thus, initially, each share of preferred stock will be convertible into 10,000 shares of common stock and each fractional share of preferred stock will be convertible into a proportionate number of shares of common stock. The initial conversion price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings, or combinations of our common stock. The liquidation price will be increased if any accrued dividend is not paid in cash on the applicable dividend payment date, by an amount equal to the amount of the unpaid dividend, as described under “—Dividend Rights.” Any decrease in the conversion price or increase in the liquidation price will result in a corresponding increase in the conversion rate of the preferred stock, and any increase in the conversion price will result in a corresponding decrease in the conversion rate. Upon conversion of the preferred stock, the holders will surrender to us or the transfer agent the certificate or certificates for the shares to be converted, and we will deliver to each such holder the certificate or certificates for the number of shares of our common stock to which the holder is entitled.

No fractional shares of common stock will be issued upon conversion of shares of preferred stock. All shares, including fractional shares, of common stock issuable to a holder of preferred stock will be aggregated. If after such aggregation, the conversion would result in the issuance of a fractional share of common stock, the fraction will be rounded up or down to the nearest whole number of shares.

Upon any reorganization or reclassification of our capital stock, any consolidation or merger with or into another company or any sale of all or substantially all of our assets to another company (if such transaction is not treated as a liquidation), we or such successor entity, as the case may be, will make appropriate provision so that each share of preferred stock then outstanding will be convertible into the kind and amount of securities, cash and other property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder or the number of shares of common stock into which such share of preferred stock might have been converted immediately before such transaction, subject to such adjustment as shall be as nearly equivalent as may be practicable to the adjustments described above. These provisions will similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales.

Redemption. We will be required to redeem all of the outstanding shares of preferred stock if the preferred stock has not been converted into common stock on or before February 9, 2018. We will notify holders of record of preferred stock upon the occurrence of such event, and the redemption must occur within 30 days following such event. Upon redemption, each holder of preferred stock will be entitled to receive, upon surrender of preferred stock certificates, cash in the amount of the then-current liquidation preference, including all accrued and unpaid dividends through the date of redemption.

Consent Rights and Voting Rights. The holders of the preferred stock generally have no consent or voting rights except as required by law or described below. If the automatic conversion has not occurred by September 1, 2012, the holders of the preferred stock, voting separately as a class, will be entitled to elect two additional members to our board of directors.

We may not, without the approval of holders of two-thirds of our preferred stock, undertake any of the following:

•

Amend, alter, waive, repeal or modify (whether by merger, consolidation or otherwise) any provision of our certificate of incorporation (including any filing or amending of a certificate of designation for any senior security or parity security) or bylaws so as to adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the preferred stock;

•	Authorize, issue or increase the authorized amount of any class of senior securities or parity securities;

•	Increase or decrease (other than by redemption or conversion) the authorized number of shares of our preferred stock;

•	Liquidate, dissolve or wind up in any form of transaction; or

•

Enter into any agreement regarding, or any transaction or series of transactions resulting in, a change of control for a period of six months following March 5, 2012, and thereafter unless provision is made in the agreement effecting such transaction for the redemption of our preferred stock in cash in accordance with the certificate of designation for the preferred stock.

REGISTRATION RIGHTS

Shelf Registration Statement

Halcón and Barclays Capital Inc., as lead placement agent, have entered into a registration rights agreement for the benefit of the holders of the shares of common stock issued upon conversion of the preferred stock. Pursuant to the registration rights agreement, we have agreed, at our expense, to (i) file with the SEC a registration statement covering resales of the common stock issuable upon conversion of the preferred stock as promptly as reasonably practicable and in any event within 30 days after March 5, 2012, and (ii) use commercially reasonable efforts to cause such registration statement to be declared effective within 90 days following the date of the filing thereof and to remain continuously effective until the first to occur of:

•	the sale pursuant to a registration statement of all of the shares covered by the shelf registration statement;

•	the sale, transfer or other disposition pursuant to Rule 144 under the Securities Act of all of the shares covered by the shelf registration statement;

•

such time as all of the shares covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act without regard to the requirement that we be current in our Exchange Act reporting;

•	such time as all of the shares covered by the shelf registration statement have been sold to us or any of our subsidiaries; or

•	the second anniversary of the initial effective date of the shelf registration statement.

Although we intend to file the registration statement described above in accordance with the provisions of the registration rights agreement, there can be no assurance that the registration statement will be filed or, if filed, that it will become effective.

We will also notify each holder of registrable shares when the registration statement has become effective, provide to such holder, upon request, a copy of the prospectus that is a part of the registration statement, and take certain other actions as are required to permit unrestricted resales. A holder who sells such registered shares under the registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales, and will be bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification and contribution rights and obligations). Generally, the prospectus delivery requirements may be satisfied by disclosing to a selling broker the existence of the requirement to sell shares in accordance with the resale registration statement covering the shares. In addition, each holder of the preferred shares has delivered information to be used in connection with the shelf registration statement.

Delay in Effectiveness of Registration Statement

If the registration statement is not declared effective by the SEC on or prior to July 3, 2012, then for each day following such date, until but excluding the date the SEC declares the registration statement effective, we shall, for each such day, (a) if our preferred stock has converted to common stock, pay each holder of record of shares of our common stock issued upon conversion of the shares of preferred stock, as liquidated damages and not as a penalty, an aggregate amount in cash equal to 0.0333% of the price at which we sold the preferred stock multiplied by the aggregate number of shares of preferred stock that were held of record by such holder prior to conversion and (b) if our preferred stock has not converted to common stock, pay each record holder of shares of preferred stock, as liquidated damages and not as a penalty, an aggregate amount in cash equal to 0.0165% of the price at which we sold the preferred stock multiplied by the aggregate number of shares of preferred stock held of record by such holder; and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs; provided, however, that in the event that we determine that it is necessary and advisable to delay the filing or effectiveness of the registration statement as a result of pending discussions relating to a transaction or the occurrence of an event (a) that would require additional disclosure of material information in the registration statement that has not been so disclosed, and (b) as to which we have a bona fide business purpose for preserving confidentiality, then our obligation to pay any such liquidated damages will be suspended for so long as we determine such delay is necessary but in no event longer than 60 days.

Blackout Periods

We have the right to direct holders to suspend sales of registrable shares under the registration statement if any of the following events occur: (1) an underwritten public offering of common stock by us, if we are advised by the underwriters that the concurrent resale of registrable shares by the holders pursuant to the registration statement would have a material adverse effect on our offering; or (2) pending discussions relating to a transaction or the occurrence of an event (A) that would require additional disclosure of material information in the registration statement and that has not been so disclosed, and (B) as to which we have a bona fide business purpose for preserving confidentiality. We may not require that sales be suspended for more than 60 days in any 90-day period or more than an aggregate of 120 days in any 12-month period.

Piggyback Registration Rights

The registration rights agreement provides for certain “piggyback” registration rights pursuant to which all holders of our common stock issued upon conversion of the preferred stock will be entitled to participate in underwritten public offerings by us of our common stock. Those holders also have piggyback registration rights with respect to any registration statement we file on behalf of any of our other stockholders in connection with an underwritten public offering of our common stock on a form and in a manner that would permit the registration for offer and sale of our common stock issued upon conversion of the preferred stock. The piggyback registration rights of such holders are subject to:

•	compliance with the registration rights agreement;

•	cutback rights on the part of the underwriters; and

•	other conditions and limitations that may be imposed by the underwriters.

In the event underwriters exercise their cutback rights with respect to an underwritten primary offering of shares by us, shares of common stock to be sold in the offering by us will be excluded from the registration only after all shares of common stock issued upon conversion of the preferred stock as to which piggyback registration rights have been exercised have been excluded. In other words, shares of common stock to be sold by us in such an offering will have a higher priority for inclusion in the offering than common stock issued upon conversion of the preferred stock.

Expenses and Indemnification

We will bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of SEC and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock. We will agree to indemnify each selling stockholder for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholder sells its shares of our common stock pursuant to these registration rights. Each selling stockholder will in turn agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for inclusion in the registration statement.

Lock-Up Agreements

We, all of our directors and executive officers and Halcón LLC have agreed that, without the prior written consent of the placement agents and except with respect to certain permitted transfers, we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities which may be converted into or exchanged for any common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock for a period ending 90 days after February 29, 2012, or May 29, 2012; provided that if the registration statement has not been declared effective by May 4, 2012, then the restricted period shall be extended to the date that is the earlier of (a) 30 days after the registration statement has been declared effective and (b) 30 days after holders of the shares are able to sell such shares under Rule 144 without limitation (other than the requirement that we be current in our Exchange Act reporting).

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of a restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of a restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of each restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the restricted period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Notwithstanding the foregoing, during the restricted period, we may, without the prior approval of the placement agents, grant, award, issue, offer to issue or agree to issue common stock or securities convertible into our common stock (a) pursuant to employee and non-employee director compensation, incentive, benefit or purchase plans, agreements and arrangements in effect as of the date hereof or as subsequently adopted by our board of directors and (b) as consideration in connection with any acquisitions (i) not involving the issuance of more than 15% of the outstanding shares of our common stock in the aggregate or (ii) that would require the approval of holders of our common stock.

Halcón LLC Registration Rights

We are party to a registration rights agreement with Halcón LLC that provides for the registration of up to approximately 171.1 million shares of our common stock. The shares of our common stock that are the subject of the registration rights agreement with Halcón LLC include the 73.3 million shares of common stock that we sold to Halcón LLC, approximately 61.1 million shares issuable upon conversion of the convertible note, which number may increase as a result of our election to add accrued and unpaid interest to the principal of the convertible note, and approximately 36.7 million shares issuable upon exercise of the warrants we sold to Halcón LLC in connection with the Halcón Transaction. These shares of common stock are referred to as registrable securities.

Under the registration rights agreement, Halcón LLC and any of its affiliates who own registrable securities have the right to demand, on three separate occasions, that we use our best efforts to cause registration for sale in a public offering of all or a portion of the registrable securities. We have also granted Halcón LLC piggyback registration rights under the registration rights agreement. Under these piggyback registration rights, if we decide to file a registration statement on our own behalf or the behalf of other selling stockholders, holders of the registrable securities have the right to require us to include shares they own in the registration, subject to an underwriter’s judgment that inclusion of these shares would exceed the number of shares that can be sold within the price range acceptable to us or to a majority of the stockholders who have requested the registration, as the case may be. We have the right to require Halcón LLC to refrain from offering or selling any shares of common stock that it owns that are not included in any such registration statement for a reasonable time period, not to exceed 90 days, as may be specified by any managing underwriter of the offering to which such registration statement relates. Halcón LLC does not intend to exercise its piggyback registration rights in connection with our filing of the shelf registration statement to register the shares of common stock to be issued upon conversion of the shares of preferred stock.

We will pay the registration expenses relating to Halcón LLC’s registrable securities that are included in any registration. We have also agreed to indemnify the holders of registrable securities for losses they may incur, under federal securities law or otherwise, that are based upon any untrue statement or omission, or alleged untrue statement or omission, of material fact contained in the registration statement or prospectus used in connection with any such registration (except to the extent made in reliance upon and in conformity with written information provided by such holders specifically for inclusion in the registration statement or prospectus), and to reimburse them for related expenses.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is currently listed and traded on the Nasdaq Global Market under the trading symbol “HK.” We intend to transfer the listing of our common stock to the New York Stock Exchange on March 26, 2012. Our common stock has been approved for listing on the NYSE and will continue to trade under the stock symbol “HK” on the New York Stock Exchange.

We “incorporate by reference” information into this information statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, and references to this “information statement” include the documents incorporated by reference into this information statement, except for any information superseded by information contained expressly in this information statement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this information statement is current as of any date other than the date on the front page of this information statement.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 000-50682);

•	our definitive Information Statement on Schedule 14C filed with the SEC on January 18, 2012 (File No. 000-50682); and

•

our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 18, 2012, February 9, 2012, March 1, 2012, March 5, 2012, March 8, 2012, March 13, 2012, March 19, 2012 and on Form 8-K/A filed February 14, 2012 (File No. 000-50682).

Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed “filed” with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation

Attention: Investor Relations

1000 Louisiana, Suite 6700

Houston, Texas 77002

Phone: (832) 538-0300

investorrelations@halconresources.com

You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this information statement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this information statement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

STOCKHOLDERS SHARING AN ADDRESS

The company will deliver only one information statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholder. We undertake to deliver promptly, upon written or oral request, a separate copy of this information statement to a stockholder at a shared address to which a single copy of the information statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple information statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.